UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 5, 2017

Enhance Skin Products Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-52755	84-1724410
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

50 West Liberty Street, Suite 880, Reno NV	80246
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 306—2493

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 – Other Events

As previously announced, on December 2, 2016, the Asset Purchase Agreement (the “APA”) executed on October 1, 2016 between the Company, Integumen Inc., Integumen Limited (now Integumen plc), Donald Nicholson and Samuel Asculai was completed. Pursuant to the APA, the Company sold to Integumen Inc. substantially all of its assets and certain of its liabilities.

The Company received 2,632,868 ordinary shares in Integumen plc (“Integumen”) at a price of £1 per share. This comprised the total consideration of £3,030,000 ($3,840,525) less assumed liabilities of £320,209 ($416,272) and the amount of £76,923 ($100,000) owing under the secured promissory note issued by the Company to Integumen on July 7, 2016.

On March 24, 2017 the Company received an additional 2 ordinary shares of Integumen bringing the total number of shares held to 2,632,870 ordinary shares. Integumen then undertook a capital reorganization under which the Company’s holding became 56 shares for every 5 shares held resulting in a holding of 29,488,144 ordinary shares.

On April 5, 2017, Integumen raised £2.25 million ($2.8 million) through the sale of 45,000,000 ordinary shares at a price of 5 pence per share and obtained admission of its ordinary shares to trading on AIM (“Admission”). Dealings commenced on AIM on 5 April 2017 and the total market capitalisation of Integumen at Admission was approximately £8.25 million ($10.26 million). At Admission the Company held 29,488,144 fully paid ordinary shares of one pence each of Integumen pre-admission or 24.56% of the issued and outstanding shares of Integumen. Following the capital raise and Admission, Enhance continues to hold 29,488,144 fully paid ordinary shares of one pence each of Integumen representing 17.87% of the issued and outstanding shares of Integumen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enhance Skin Products Inc.

By:	/s/ Donald Nicholson
Donald Nicholson
President/CEO, Principal Executive Officer

Dated: April 5, 2017